Exhibit 99.1

NEWS RELEASE	For Immediate Release: Milford, Massachusetts – May 6, 2004

THE HOLMES GROUP, INC. COMPLETES $425 MILLION DOLLAR REFINANCING AND
TENDER OFFER FOR ITS 9-7/8% SENIOR SUBORDINATED NOTES DUE 2007;
ANNOUNCES REDEMPTION OF REMAINING NOTES

MILFORD, MA, May 6, 2004 – The Holmes Group, Inc. (the “Company”) announced today that it completed its previously announced tender offer with respect to its outstanding 9-7/8% Senior Subordinated Notes due 2007 (the “Notes”) (CUSIP Numbers 43641PAB5 and 43641PAD1). The Company also announced that it obtained a new senior credit facility comprised of $340 million of Senior Secured First Lien Debt (consisting of a $250 million first priority secured term loan and a revolving credit facility of up to $90 million) and an $85 million Senior Secured Second Lien Term Loan.

The Company’s existing bank credit facility was completely repaid with the proceeds from the new financing, which also provided sufficient funds to repurchase the $85,500,000 of Notes tendered in connection with the tender offer (representing over 85% of the outstanding Notes). In addition, the Company will use approximately $150 million of the new credit facility to pay a cash dividend to shareholders.

The Company also announced today that it has called for redemption all of the remaining $14,575,000 outstanding principal amount of Notes, consisting of Series B 9-7/8% Senior Subordinated Notes Due 2007 (CUSIP Number 43641PAB5). The redemption date shall be June 7, 2004.

Credit Suisse First Boston and GE Commercial Finance jointly acted as lead arrangers for the new financing. Credit Suisse First Boston acted as the syndication agent. GE Commercial Finance acted as administrative agent for the syndicate of financial institutions assembled in connection with the new financing. Credit Suisse First Boston LLC served as the Dealer Manager and Solicitation Agent for the tender offer. Morrow & Co., Inc. served as the Information Agent.

The Holmes Group, Inc. is a fully integrated consumer products company, headquartered in Milford, Massachusetts, with offices and manufacturing facilities worldwide. Holmes is a leading manufacturer of consumer products for the kitchen and the home environment, including such well-known brands as Crock-Pot®, Rival®, Bionaire®, FamilyCare®, Holmes®, MASTERGLOW®, Patton® and White Mountain®. The company works closely with its retail customers to develop, manufacture and distribute innovative, high quality products to meet consumer demands.

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NEWS RELEASE	For Immediate Release: Milford, Massachusetts – May 6, 2004

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “plans,” “intends,” “contemplates,” “expects,” “will,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:
John M. Kelliher
Senior VP and Chief Financial Officer
The Holmes Group, Inc.
(508) 422-1590
jmkelliher@theholmesgroup.com

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